AMENDMENT NO. 1 TO LEASE AGREEMENT

          THIS AMENDMENT NO. 1 TO LEASE AGREEMENT is made this 5th day of September, 1997, between THE MASK GROUP (hereinafter called "Landlord") and SOFTWARE ASSOCIATES, INC. (hereinafter called
"Tenant").

WITNESSETH THAT:

          Landlord and Tenant entered into a Lease Agreement dated July 1, 1994 (the "Lease Agreement") and now, in consideration of the mutual promises and covenants set forth herein and in the Lease Agreement and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto amend the Lease Agreement as follows:

          1. Term. Paragraph 2 of the Lease Agreement is hereby amended and restated in its entirety to read as follows:

               "This lease shall be in effect for a term commencing on July 1, 1994 and ending on December 31, 2002."

          2. Rent Increases. Paragraph 5 of the Lease Agreement is hereby amended and restated in its entirety to read as follows:

               "For the calendar year of 1998 and for each calendar year thereafter until the end of the term of this lease, the annual rent shall be increased by three (3%) over the prior annual rent amount."

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed under seal as of the date first above written.

SOFTWARE ASSOCIATES, INC.


By:/s/ Kenneth R. Konikowski


THE MASK GROUP


By:/s/ Kenneth R. Konikowski